Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our auditor’s report dated June 25, 2025, relating to the consolidated financial statements of Psyence Biomedical Ltd. (the “Company”) consisting of the consolidated statements of financial position as at March 31, 2025 and 2024 and the related consolidated statements of net income (loss) and comprehensive income (loss), changes in shareholders’ equity (deficit) and cash flows for each of the years in the three-year period ended March 31, 2025, in the Registration Statement on Form F-1 (Amendment No.2 to Form F-3) dated October 14, 2025 (“Registration Statement”) as filed with the United States Securities and Exchange Commission.

We also consent to the reference to us under the capfion “Experts” in the Registrafion Statement.

/s/ MNP LLP

Chartered Professional Accountants

Licensed Public Accountants

October 14, 2025

Toronto, Canada